UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO

§ 240.13d-2(a)

(Amendment No. 3)1

Symantec Corporation

(Name of Issuer)

Common Stock, $0.01 par value per share

(Title of Class of Securities)

871503108

(CUSIP Number)

JEFFREY C. SMITH

STARBOARD VALUE LP

777 Third Avenue, 18th Floor

New York, New York 10017

(212) 845-7977

STEVE WOLOSKY, ESQ.

ANDREW FREEDMAN, ESQ.

OLSHAN FROME WOLOSKY LLP

1325 Avenue of the Americas

New York, New York 10019

(212) 451-2300

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

August 13, 2019

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See § 240.13d-7 for other parties to whom copies are to be sent.

1              The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 871503108

1	NAME OF REPORTING PERSON

STARBOARD VALUE LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		43,600,796
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

43,600,796
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

43,600,796*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

7.1%
14	TYPE OF REPORTING PERSON

PN

* Includes 274,186 Shares underlying a certain forward purchase contract exercisable within 60 days hereof.

2

CUSIP NO. 871503108

1	NAME OF REPORTING PERSON

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

CAYMAN ISLANDS
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		15,445,672
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

15,445,672
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

15,445,672
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

2.5%
14	TYPE OF REPORTING PERSON

CO

3

CUSIP NO. 871503108

1	NAME OF REPORTING PERSON

STARBOARD VALUE AND OPPORTUNITY S LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		2,433,000
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

2,433,000
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,433,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

4

CUSIP NO. 871503108

1	NAME OF REPORTING PERSON

STARBOARD VALUE AND OPPORTUNITY C LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		1,394,606
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

1,394,606
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,394,606
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

5

CUSIP NO. 871503108

1	NAME OF REPORTING PERSON

STARBOARD VALUE R LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		1,394,606
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

1,394,606
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,394,606
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

6

CUSIP NO. 871503108

1	NAME OF REPORTING PERSON

STARBOARD VALUE R GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		2,739,321
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

2,739,321
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,739,321
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

7

CUSIP NO. 871503108

1	NAME OF REPORTING PERSON

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

CAYMAN ISLANDS
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		1,344,715
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

1,344,715
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,344,715
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

8

CUSIP NO. 871503108

1	NAME OF REPORTING PERSON

STARBOARD VALUE L LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		1,344,715
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

1,344,715
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,344,715
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

9

CUSIP NO. 871503108

1	NAME OF REPORTING PERSON

STARBOARD LEADERS TANGO LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		1,213,847
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

1,213,847
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,213,847
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

10

CUSIP NO. 871503108

1	NAME OF REPORTING PERSON

STARBOARD LEADERS FUND LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		1,213,847
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

1,213,847
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,213,847
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

11

CUSIP NO. 871503108

1	NAME OF REPORTING PERSON

STARBOARD LEADERS SELECT VI LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		1,629,398
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

1,629,398
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,629,398
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

12

CUSIP NO. 871503108

1	NAME OF REPORTING PERSON

STARBOARD LEADERS SELECT VI GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		1,629,398
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

1,629,398
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,629,398
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

13

CUSIP NO. 871503108

1	NAME OF REPORTING PERSON

STARBOARD VALUE A LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		2,843,245
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

2,843,245
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,843,245
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

14

CUSIP NO. 871503108

1	NAME OF REPORTING PERSON

STARBOARD VALUE A GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		2,843,245
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

2,843,245
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,843,245
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

15

CUSIP NO. 871503108

1	NAME OF REPORTING PERSON

STARBOARD VALUE GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		43,600,796
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

43,600,796
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

43,600,796*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

7.1%
14	TYPE OF REPORTING PERSON

OO

* Includes 274,186 Shares underlying a certain forward purchase contract exercisable within 60 days hereof.

16

CUSIP NO. 871503108

1	NAME OF REPORTING PERSON

STARBOARD PRINCIPAL CO LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		43,600,796
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

43,600,796
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

43,600,796*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

7.1%
14	TYPE OF REPORTING PERSON

PN

* Includes 274,186 Shares underlying a certain forward purchase contract exercisable within 60 days hereof.

17

CUSIP NO. 871503108

1	NAME OF REPORTING PERSON

STARBOARD PRINCIPAL CO GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		43,600,796
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

43,600,796
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

43,600,796*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

7.1%
14	TYPE OF REPORTING PERSON

OO

* Includes 274,186 Shares underlying a certain forward purchase contract exercisable within 60 days hereof.

18

CUSIP NO. 871503108

1	NAME OF REPORTING PERSON

JEFFREY C. SMITH
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		43,600,796
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

43,600,796
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

43,600,796*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

7.1%
14	TYPE OF REPORTING PERSON

IN

* Includes 274,186 Shares underlying a certain forward purchase contract exercisable within 60 days hereof.

19

CUSIP NO. 871503108

1	NAME OF REPORTING PERSON

PETER A. FELD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		24,685
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		43,600,796
PERSON WITH	9	SOLE DISPOSITIVE POWER

24,685
	10	SHARED DISPOSITIVE POWER

43,600,796
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

43,625,481*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

7.1%
14	TYPE OF REPORTING PERSON

IN

* Includes 274,186 Shares underlying a certain forward purchase contract exercisable within 60 days hereof.

20

CUSIP NO. 871503108

The following constitutes Amendment No. 3 to the Schedule 13D filed by the undersigned (“Amendment No. 3”). This Amendment No. 3 amends the Schedule 13D as specifically set forth herein.

Item 3.	Source and Amount of Funds or Other Consideration.

Item 3 is hereby amended and restated to read as follows:

The Shares purchased by each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master, Starboard Tango LLC, Starboard Select VI LP, and held in the Starboard Value LP Accounts were purchased with working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business) in open market purchases, except as otherwise noted, as set forth in Schedule A, which is incorporated by reference herein. The aggregate purchase price of the 15,445,672 Shares beneficially owned by Starboard V&O Fund is approximately $320,809,845, excluding brokerage commissions. The aggregate purchase price of the 2,433,000 Shares beneficially owned by Starboard S LLC is approximately $51,199,609, excluding brokerage commissions. The aggregate purchase price of the 1,394,606 Shares beneficially owned by Starboard C LP is approximately $29,349,022, excluding brokerage commissions. The aggregate purchase price of the 1,344,715 Shares beneficially owned by Starboard L Master is approximately $26,943,974, excluding brokerage commissions. The aggregate purchase price of the 1,213,847 Shares beneficially owned by Starboard Tango LLC is approximately $25,439,584, excluding brokerage commissions. The aggregate purchase price of the 1,629,398 Shares beneficially owned by Starboard Select VI LP is approximately $33,195,921, excluding brokerage commissions. The aggregate purchase price of the 19,865,372 Shares held in the Starboard Value LP Accounts is approximately $395,385,584, excluding brokerage commissions. The aggregate purchase price of the entered into over-the-counter forward purchase contract providing for the purchase of 274,186 Shares by Starboard Value LP through one of the Starboard Value LP Accounts is approximately $6,292,733, excluding brokerage commissions. The 24,685 Shares beneficially owned by Mr. Feld represent shares that were granted to Mr. Feld by the Issuer in his capacity as a director of the Issuer.

Item 5.	Interest in Securities of the Issuer.

Items 5(a) – (c) are hereby amended and restated to read as follows:

The aggregate percentage of Shares reported owned by each person named herein is based upon 618,031,627 Shares outstanding, as of July 31, 2019, which is the total number of Shares outstanding as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 9, 2019.

A.	Starboard V&O Fund
(a)	As of the close of business on August 15, 2019, Starboard V&O Fund beneficially owned 15,445,672 Shares.

Percentage: Approximately 2.5%

(b)	1. Sole power to vote or direct vote: 15,445,672
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 15,445,672
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Starboard V&O Fund during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
21

CUSIP NO. 871503108

B.	Starboard S LLC
(a)	As of the close of business on August 15, 2019, Starboard S LLC beneficially owned 2,433,000 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 2,433,000
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 2,433,000
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Starboard S LLC during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
C.	Starboard C LP
(a)	As of the close of business on August 15, 2019, Starboard C LP beneficially owned 1,394,606 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,394,606
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,394,606
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Starboard C LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
D.	Starboard R LP
(a)	Starboard R LP, as the general partner of Starboard C LP, may be deemed the beneficial owner of the 1,394,606 Shares owned by Starboard C LP.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,394,606
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,394,606
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard R LP has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of Starboard C LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
E.	Starboard R GP
(a)	Starboard R GP, as the general partner of Starboard R LP and Starboard L GP, may be deemed the beneficial owner of the (i) 1,394,606 Shares owned by Starboard C LP and (ii) 1,344,715 Shares owned by Starboard L Master.

Percentage: Less than 1%

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CUSIP NO. 871503108

(b)	1. Sole power to vote or direct vote: 2,739,321
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 2,739,321
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard R GP has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of Starboard C LP and Starboard L Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
F.	Starboard L Master
(a)	As of the close of business on August 15, 2019, Starboard L Master beneficially owned 1,344,715 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,344,715
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,344,715
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Starboard L Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
G.	Starboard L GP
(a)	Starboard L GP, as the general partner of Starboard L Master, may be deemed the beneficial owner of the 1,344,715 Shares owned by Starboard L Master.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,344,715
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,344,715
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard L GP has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of Starboard L Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
H.	Starboard Tango LLC
(a)	As of the close of business on August 15, 2019, Starboard Tango LLC beneficially owned 1,213,847 Shares.

Percentage: Less than 1%

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CUSIP NO. 871503108

(b)	1. Sole power to vote or direct vote: 1,213,847
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,213,847
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Starboard Tango LLC during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
I.	Starboard Leaders Fund
(a)	Starboard Leaders Fund, as a member of Starboard Tango LLC, may be deemed the beneficial owner of the 1,213,847 Shares owned by Starboard Tango LLC.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,213,847
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,213,847
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard Leaders Fund has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of Starboard Tango LLC during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
J.	Starboard Select VI LP
(a)	As of the close of business on August 15, 2019, Starboard Select VI LP beneficially owned 1,629,398 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,629,398
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,629,398
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Starboard Select VI LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
K.	Starboard Select VI GP
(a)	Starboard Select VI GP, as the general partner of Starboard Select VI LP, may be deemed the beneficial owner of the 1,629,398 Shares owned by Starboard Select VI LP.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,629,398
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,629,398
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard Select VI GP has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of Starboard Select VI LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
L.	Starboard A LP
(a)	Starboard A LP, as the general partner of Starboard Leaders Fund and the managing member of Starboard Tango LLC and Starboard Select VI GP, may be deemed the beneficial owner of the (i) 1,213,847 Shares owned by Starboard Tango LLC and (ii) 1,629,398 Shares owned by Starboard Select VI LP.

Percentage: Less than 1%

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CUSIP NO. 871503108

(b)	1. Sole power to vote or direct vote: 2,843,245
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 2,843,245
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard A LP has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of Starboard Tango LLC and Starboard Select VI LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
M.	Starboard A GP
(a)	Starboard A GP, as the general partner of Starboard A LP, may be deemed the beneficial owner of the (i) 1,213,847 Shares owned by Starboard Tango LLC and (ii) 1,629,398 Shares owned by Starboard Select VI LP.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 2,843,245
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 2,843,245
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard A GP has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of Starboard Tango LLC and Starboard Select VI LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
N.	Starboard Value LP
(a)	As of the close of business on August 15, 2019, 20,139,558 Shares were held in the Starboard Value LP Accounts, including 274,186 Shares underlying a certain forward purchase contract. Starboard Value LP, as the investment manager of Starboard V&O Fund, Starboard C LP, Starboard L Master, Starboard Tango LLC, Starboard Select VI LP, and the Starboard Value LP Accounts and the manager of Starboard S LLC, may be deemed the beneficial owner of the (i) 15,445,672 Shares owned by Starboard V&O Fund, (ii) 2,433,000 Shares owned by Starboard S LLC, (iii) 1,394,606 Shares owned by Starboard C LP, (iv) 1,344,715 Shares owned by Starboard L Master, (v) 1,213,847 Shares owned by Starboard Tango LLC, (vi) 1,629,398 Shares owned by Starboard Select VI LP, and (vii) 20,139,558 Shares held in the Starboard Value LP Accounts.

Percentage: Approximately 7.1%

(b)	1. Sole power to vote or direct vote: 43,600,796
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 43,600,796
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Starboard Value LP through the Starboard Value LP Accounts and on behalf of each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master, Starboard Tango LLC, and Starboard Select VI LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
O.	Starboard Value GP
(a)	Starboard Value GP, as the general partner of Starboard Value LP, may be deemed the beneficial owner of the (i) 15,445,672 Shares owned by Starboard V&O Fund, (ii) 2,433,000 Shares owned by Starboard S LLC, (iii) 1,394,606 Shares owned by Starboard C LP, (iv) 1,344,715 Shares owned by Starboard L Master, (v) 1,213,847 Shares owned by Starboard Tango LLC, (vi) 1,629,398 Shares owned by Starboard Select VI LP, and (vii) 20,139,558 Shares held in the Starboard Value LP Accounts.

Percentage: Approximately 7.1%

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CUSIP NO. 871503108

(b)	1. Sole power to vote or direct vote: 43,600,796
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 43,600,796
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard Value GP has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master, Starboard Tango LLC, and Starboard Select VI LP and through the Starboard Value LP Accounts during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
P.	Principal Co
(a)	Principal Co, as a member of Starboard Value GP, may be deemed the beneficial owner of the (i) 15,445,672 Shares owned by Starboard V&O Fund, (ii) 2,433,000 Shares owned by Starboard S LLC, (iii) 1,394,606 Shares owned by Starboard C LP, (iv) 1,344,715 Shares owned by Starboard L Master, (v) 1,213,847 Shares owned by Starboard Tango LLC, (vi) 1,629,398 Shares owned by Starboard Select VI LP, and (vii) 20,139,558 Shares held in the Starboard Value LP Accounts.

Percentage: Approximately 7.1%

(b)	1. Sole power to vote or direct vote: 43,600,796
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 43,600,796
4. Shared power to dispose or direct the disposition: 0

(c)	Principal Co has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master, Starboard Tango LLC, and Starboard Select VI LP and through the Starboard Value LP Accounts during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
Q.	Principal GP
(a)	Principal GP, as the general partner of Principal Co, may be deemed the beneficial owner of the (i) 15,445,672 Shares owned by Starboard V&O Fund, (ii) 2,433,000 Shares owned by Starboard S LLC, (iii) 1,394,606 Shares owned by Starboard C LP, (iv) 1,344,715 Shares owned by Starboard L Master, (v) 1,213,847 Shares owned by Starboard Tango LLC, (vi) 1,629,398 Shares owned by Starboard Select VI LP, and (vii) 20,139,558 Shares held in the Starboard Value LP Accounts.

Percentage: Approximately 7.1%

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CUSIP NO. 871503108

(b)	1. Sole power to vote or direct vote: 43,600,796
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 43,600,796
4. Shared power to dispose or direct the disposition: 0

(c)	Principal GP has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master, Starboard Tango LLC, and Starboard Select VI LP and through the Starboard Value LP Accounts during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
R.	Mr. Smith
(a)	Mr. Smith, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of the (i) 15,445,672 Shares owned by Starboard V&O Fund, (ii) 2,433,000 Shares owned by Starboard S LLC, (iii) 1,394,606 Shares owned by Starboard C LP, (iv) 1,344,715 Shares owned by Starboard L Master, (v) 1,213,847 Shares owned by Starboard Tango LLC, (vi) 1,629,398 Shares owned by Starboard Select VI LP, and (vii) 20,139,558 Shares held in the Starboard Value LP Accounts.

Percentage: Approximately 7.1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 43,600,796
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 43,600,796

(c)	Mr. Smith has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master, Starboard Tango LLC, and Starboard Select VI LP and through the Starboard Value LP Accounts during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
S.	Mr. Feld
(a)	As of the close of business on August 15, 2019, Mr. Feld beneficially owned 24,685 Shares. Mr. Feld, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of the (i) 15,445,672 Shares owned by Starboard V&O Fund, (ii) 2,433,000 Shares owned by Starboard S LLC, (iii) 1,394,606 Shares owned by Starboard C LP, (iv) 1,344,715 Shares owned by Starboard L Master, (v) 1,213,847 Shares owned by Starboard Tango LLC, (vi) 1,629,398 Shares owned by Starboard Select VI LP, and (vii) 20,139,558 Shares held in the Starboard Value LP Accounts.

Percentage: Approximately 7.1%

27

CUSIP NO. 871503108

(b)	1. Sole power to vote or direct vote: 24,685
2. Shared power to vote or direct vote: 43,600,796
3. Sole power to dispose or direct the disposition: 24,685
4. Shared power to dispose or direct the disposition: 43,600,796

(c)	Mr. Feld has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master, Starboard Tango LLC, and Starboard Select VI LP and through the Starboard Value LP Accounts during the past sixty days are set forth in Schedule A and are incorporated herein by reference.

Each Reporting Person, as a member of a “group” with the other Reporting Persons for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, may be deemed the beneficial owner of the Shares directly owned by the other Reporting Persons.  Each Reporting Person disclaims beneficial ownership of such Shares except to the extent of his or its pecuniary interest therein.

Item 6.	Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Item 6 is hereby amended to add the following:

Starboard Value LP through one of the Starboard Value LP Accounts entered into a forward purchase contract providing for the purchase of 274,186 Shares (the “Forward Contract”). The Forward Contract has a final valuation date of February 16, 2021, however, Starboard Value LP has the ability to elect early settlement after serving notice to the counter party of such intention at least two (2) scheduled trading days in advance of the desired early final valuation date. The Forward Contract provides for physical settlement. Until the settlement date, the Forward Contract does not give Starboard Value LP voting or dispositive control over the Shares to which the contract relates.

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CUSIP NO. 871503108

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 15, 2019

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

By: Starboard Value LP,

its investment manager

Starboard Value and Opportunity S LLC

By: Starboard Value LP,

its manager

Starboard Value and Opportunity C LP

By: Starboard Value R LP,

its general partner

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP

By: Starboard Value L LP,

its general partner

Starboard Value L LP

By: Starboard Value R GP LLC,

its general partner

STARBOARD VALUE R LP

By: Starboard Value R GP LLC,

its general partner

STARBOARD LEADERS TANGO LLC

By: Starboard Value A LP,

its managing member

Starboard Leaders Fund LP

By: Starboard Value A LP,

its general partner

Starboard Leaders Select VI LP

By: Starboard Leaders Select VI GP LLC,

its general partner

STARBOARD VALUE A LP

By: Starboard Value A GP LLC,

its general partner

STARBOARD VALUE LP

By: Starboard Value GP LLC,

its general partner

STARBOARD VALUE GP LLC

By: Starboard Principal Co LP,

its member

STARBOARD PRINCIPAL CO LP

By: Starboard Principal Co GP LLC,

its general partner

STARBOARD PRINCIPAL CO GP LLC

Starboard Value A GP LLC

Starboard Value R GP LLC

Starboard Leaders Select VI GP LLC

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

/s/ Jeffrey C. Smith
Jeffrey C. Smith
Individually and as attorney-in-fact for Peter A. Feld

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CUSIP NO. 871503108

SCHEDULE A

Transactions in the Shares During the Past Sixty Days

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

Purchase of Common Stock	227,426	22.1867	08/13/2019
Purchase of Common Stock	1,175,096	22.5256	08/13/2019
Purchase of Common Stock	338,499	22.6966	08/13/2019
Purchase of Common Stock	114,297	22.4274	08/13/2019
Purchase of Common Stock	538,640	22.9194	08/13/2019
Purchase of Common Stock	708,052	22.9506	08/14/2019

STARBOARD VALUE AND OPPORTUNITY S LLC

Purchase of Common Stock	37,215	22.1867	08/13/2019
Purchase of Common Stock	192,289	22.5256	08/13/2019
Purchase of Common Stock	55,391	22.6966	08/13/2019
Purchase of Common Stock	18,703	22.4274	08/13/2019
Purchase of Common Stock	88,141	22.9194	08/13/2019
Purchase of Common Stock	223,757	22.9506	08/14/2019

STARBOARD VALUE AND OPPORTUNITY C LP

Purchase of Common Stock	21,427	22.1867	08/13/2019
Purchase of Common Stock	110,711	22.5256	08/13/2019
Purchase of Common Stock	31,892	22.6966	08/13/2019
Purchase of Common Stock	10,768	22.4274	08/13/2019
Purchase of Common Stock	50,748	22.9194	08/13/2019
Purchase of Common Stock	128,830	22.9506	08/14/2019

STARBOARD LEADERS TANGO LLC

Purchase of Common Stock	232	22.1867	08/13/2019
Purchase of Common Stock	48	22.1867	08/13/2019
Purchase of Common Stock	1,198	22.5256	08/13/2019
Purchase of Common Stock	249	22.5256	08/13/2019
Purchase of Common Stock	345	22.6966	08/13/2019
Purchase of Common Stock	72	22.6966	08/13/2019
Purchase of Common Stock	117	22.4274	08/13/2019
Purchase of Common Stock	24	22.4274	08/13/2019
Purchase of Common Stock	548	22.9194	08/13/2019
Purchase of Common Stock	115	22.9194	08/13/2019
Purchase of Common Stock	1,029	22.9506	08/14/2019
Purchase of Common Stock	211	22.9506	08/14/2019

CUSIP NO. 871503108

STARBOARD LEADERS SELECT VI LP

Purchase of Common Stock	454	22.1867	08/13/2019
Purchase of Common Stock	2,348	22.5256	08/13/2019
Purchase of Common Stock	676	22.6966	08/13/2019
Purchase of Common Stock	228	22.4274	08/13/2019
Purchase of Common Stock	1,078	22.9194	08/13/2019
Purchase of Common Stock	2,013	22.9506	08/14/2019

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP

Purchase of Common Stock	20,299	22.1867	08/13/2019
Purchase of Common Stock	104,885	22.5256	08/13/2019
Purchase of Common Stock	30,213	22.6966	08/13/2019
Purchase of Common Stock	10,202	22.4274	08/13/2019
Purchase of Common Stock	48,077	22.9194	08/13/2019
Purchase of Common Stock	122,050	22.9506	08/14/2019

STARBOARD VALUE LP

(Through the Starboard Value LP Accounts)

Purchase of Common Stock	69,544	22.1867	08/13/2019
Purchase of Common Stock	359,327	22.5256	08/13/2019
Purchase of Common Stock	103,508	22.6966	08/13/2019
Purchase of Common Stock	34,950	22.4274	08/13/2019
Purchase of Common Stock	164,708	22.9194	08/13/2019
Purchase of Common Stock	3,355	22.1867	08/13/2019
Purchase of Common Stock	17,333	22.5256	08/13/2019
Purchase of Common Stock	4,993	22.6966	08/13/2019
Purchase of Common Stock	1,686	22.4274	08/13/2019
Purchase of Common Stock	7,945	22.9194	08/13/2019
Purchase of Common Stock	125,000	22.9506	08/14/2019
Purchase of Forward Contract	274,186	22.9506	08/14/2019
Purchase of Common Stock	14,872	22.9506	08/14/2019